EXHIBIT B-2

ASSIGNMENT AND ASSUMPTION, CONSENT AND AMENDMENT OF
ADMINISTRATIVE SERVICES AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION, CONSENT AND AMENDMENT OF ADMISTRATIVE SERVICES AGREEMENT ("Assignment") is made this 1st day of January, 2005 ("Effective Date") among PNM Resources, Inc., a New Mexico corporation ("PNM Resources"), PNMR Services Company, a New Mexico corporation ("PNMR Services") and Public Service Company of New Mexico, a New Mexico corporation ("PNM").

            WHEREAS, PNM Resources is the parent of PNMR Services and PNM; and

            WHEREAS, PNM Resources and PNM are parties to the Administrative Services Agreement dated December 31, 2001 (the "ASA"); and

            WHEREAS, pursuant to the terms of the Equity Contribution Agreement (the "Contribution Agreement") between PNM Resources and PNMR Services dated the date hereof, PNM Resources has agreed to convey, assign and transfer to PNMR Services, all of PNM Resources' rights, title and interests in the ASA as of the Effective Date; and

             WHEREAS, PNM desires to consent to the assignment by PNM Resources to PNMR Services of the ASA; and

             WHEREAS, PNMR Services and PNM desire to amend the ASA as of the Effective Date.

             NOW THEREFORE, the parties hereto agree as follows:

1.         For value received, the receipt and sufficiency of which is acknowledged, PNM Resources hereby assigns, conveys and transfers to PNMR Services all of PNM Resources' rights, title and interests in the ASA.

2.         PNMR Services hereby agrees to, and accepts, the assignment of rights, title and interests under the ASA, and PNMR Services expressly assumes and agrees to keep, perform and fulfill all of PNM Resources' covenants, duties and obligations set forth in the ASA that arise after the Effective Date.

3.         PNM hereby consents to, and accepts, the assignment by PNM Resources to PNMR Services of all of PNM Resources' rights, title and interests in the ASA.

4.         PNMR Services and PNM hereby amend the ASA as of the Effective Date as follows:

            (a)        Section 4 Compensation for Services Provided by PNM Resources.
            Add the following to the end of line 6:

            and pursuant to the Cost Allocation Methodology attached hereto as Appendix 3.

(b)        Section 9 Statement of Account.  On lines 3 and 4, replace the word "quarter" with the word "month."

(c)        Section 14 Right to Use PNM Property by PNMR Services Company.  On line 8, replace the amount "$86,427.00" with the amount "$75,688.45", and replace the word "quarter" with the word "month."  The following shall be added as Paragraph 14.1:

PNMR Services Company shall be entitled to the use of certain office space of PNM (the "PNM Office Space") in performing Services for PNM under this Agreement, as described in Appendix 4 attached hereto and made a part of this Agreement, and as may be amended by the parties from time to time.  PNMR Services Company also may use the PNM Office Space for office space for Avistar, Inc. and itself, and PNMR Services Company shall compensate PNM for such use on an allocated cost basis initially equal to $30,119.98 per month to be paid at the end of each calendar month, subject to either increases or decreases for any adjustments to the allocated costs or use by PNMR Services Company.  PNMR Services Company shall acquire no interest in the PNM Office Space and its use by PNMR Services Company for purposes other than providing Services to PNM shall be terminable by PNM at will on thirty (30) days written notice to PNMR Services Company.

             The following shall be added as Paragraph 14.2:

PNMR Services Company shall be entitled to the use of certain vehicles of PNM (the "PNM Vehicles") in performing Services for PNM under this Agreement, PNMR Services Company also may use the PNM Vehicles for Avistar, Inc. and itself, and PNMR Services Company shall compensate PNM for such use on a direct charge cost basis.  All charges for vehicle usage by PNMR Services Company or Avistar will be directly assigned to the cost center receiving the service.  PNMR Services Company shall acquire no interest in the PNM Vehicles and its use by PNMR Services Company for purposes other than providing Services to PNM shall be terminable by PNM at will on thirty (30) days written notice to PNMR Services Company.

(d)        Section 18 Notices.  The contact information shall be replaced with the following:

            If to PNMR Services Company:

PNMR Services Company
Alvarado Square, MS 2822
Albuquerque, NM  87158
Facsimile:  (505) 241-2896
Attention:  Secretary

            If to Public Service Company of New Mexico:

PNM Resources, Inc.
Alvarado Square, MS 2822
Albuquerque, NM  87158
Facsimile:  (505) 241-2896
Attention: Secretary

(e)        Appendix 1.  Add the following Services:

             Claims services

             Modeling and Forecasting services

             Corporate Strategy services

             Business Ethics services

             Communications services

             Community Affairs services

             Economic Development services

             Regulatory Affairs services

             Business Excellence services

             Organizational Development services

5.         Except as so amended, the ASA shall continue in full force and effect.

6.         This Assignment is delivered pursuant to the Contribution Agreement and shall be construed consistently therewith.

              IN WITNESS WHEREOF, the parties hereto have executed this Assignment as of the Effective Date.

PNM Resources, Inc. By: /s/ Alice A. Cobb Name: Alice A. Cobb Title: Senior Vice President People Services and Development	PNMR Services Company By: /s/ Terry Horn Name: Terry Horn Title: Vice President and Treasurer

Public Service Company of New Mexico

By:       /s/ Alice A. Cobb
Name:  Alice A. Cobb
Title:     Senior Vice President
            People Services and Development

Appendix 3

 PNMR Services Company: Cost Allocation Methodology

      This document sets forth the methodologies used to assign or allocate the costs of services for subsidiaries and other costs centers that receive services from PNMR Services Company within the PNM Resources Inc. registered holding company system.

Cost Assignment and Allocation

PNMR Services Company costs shall be directly assigned, distributed or allocated to recipients in the manner described below:

1.      Costs accumulated in costs centers for services specifically performed for a single recipient shall be directly assigned or charged to such recipient.

2.      Costs accumulated in costs centers for services specifically performed for two or more recipients shall be distributed among and charged to such recipients using methods determined on a cost causation basis consistent with the nature of the work performed and based on one of the allocation methods described below.

3.      Costs accumulated in cost centers for services of a general nature, which is applicable to all recipients or to a class, or classes of recipients shall be allocated among or charged to such recipients by application of one or more of the allocation methods described below.

Financial Systems - Allocation code 911

  Item Description:  The expenses allocated using the Financial System allocator are primarily for processing general ledger transactions and for computer support to the system.
  Allocation Method:  Expenses are allocated based on the volume of transactions processed for the cost center as a percent of the total transactions processed for all of the Company's cost centers.

Accounts Payable - Allocation code 912

  Item Description:  The expenses allocated using the Accounts Payable allocator are primarily for processing accounts payable and for computer support to the accounts payable system.
  Allocation Method:  Expenses are allocated based on the number of invoices processed for the cost center as a percent of the total number of invoices processed for all of the Company's cost centers.

Asset Management - Allocation code 914

  Item Description:  Costs allocated using the Asset management allocator are primarily for maintenance and reporting on the Company's fixed assets.
  Allocation Method:  Expenses are allocated based on the ratio of the total number of assets maintained for the cost center to the number of assets maintained for all of the Company's cost centers.

Customer Service - Allocation code 924

  Item Description:  The expenses allocated include server support for the customer billing system and the costs of printing reports and customer bills.
  Allocation Method:  Expenses are allocated based on the ratio of cost center customers to the total number of customers.

Information Systems - Allocation code 968

  Item Description:  The expenses allocated include information technology costs such as application support programming, management of software system projects, desktop computer support, and network support.
  Allocation Method:  The method used to derive this allocator is based on the number of network user ids of each cost center compared to the total number of user ids throughout all the Company's cost centers.

Building Allocation - Allocation codes 977 and 980

  Item Description:  Expenses allocated using the Building Allocation allocator include labor, repairs and maintenance, lease costs and building depreciation.
  Allocation Method:  Costs are allocated based on the ratio of square footage occupied by each cost center compared to the square footage occupied by all of the Company's cost centers.

Massachusetts Method - Allocation code 990

  Item Description:  Services provided to recipients that are allocated using the Massachusetts Method consist of the Chief Financial Officer's office, President's Office, and general administrative support.
  Allocation Method:  A common industry utilized allocation method that derives an allocation factor by giving an equal weighing to three factors: revenues, number of employees and assets.  In this application, the formula derives an allocation factor by giving an equal weight to the ratio of revenues, assets and number of personnel within the cost centers.

  Employee Count - Allocation code 995

  Item Description:  Expenses in this category include those costs incurred which benefit employees such as the servicing and administration of employee benefit plans of various types and payroll processing.
  Allocation Method:  These expenses are allocated based on the ratio of employees of the cost center to the total number of employees for all of the Company's cost centers.

100% Allocators to PNM's Cost centers - Allocation codes 920, 942, 943, 946, 947, & 948

  Item Description:  Expenses that fall under this category include, but are not limited to Workmen's' Compensation, Property Insurance and Legal services.
  Allocation Method:  The 100% allocator is used when expenses are specific to the individual cost centers.

Appendix 4

 PNM Office Space  used by PNMR Services Company

Aztec Office Building  (As Shown on Attachment 1)

PNM Service Center Building (De Minimis Amount of Space
at 4201 Edith Blvd. NE, Albuquerque, NM)

San Juan Generating Station Office Building (De Minimis Amount of Space)

Power Operations Office Building (De Minimis Amount of Space
at 701 Electric Ave. SE, Albuquerque, NM)